ARTICLE II
SHAREHOLDERS

Section 1.  Annual Meeting.  The annual meeting of the shareholders shall be held each year on a date and at a time and place to be determined by resolution of the Board, for the purpose of electing directors and for the purpose of voting upon such matters as properly may come before the meeting in accordance with these Bylaws.  The nomination (which shall be conducted at the annual meeting) of persons for election to the Board of Directors shall be considered an integral part of the purpose of electing directors at the annual meeting.  If the election of directors shall not be held on the day designated for the annual meeting of the shareholders, or at any adjournment thereof, the Board shall cause the election to be held at a special meeting of the shareholders.

Section 2.  Special Meetings.  Special meetings of the shareholders for any purpose, unless otherwise provided for by statute, may be called by the President or by the Board.  The President shall call a special meeting upon receipt by the Corporation’s Secretary of one or more written demands of the holders of fifty percent (50%) of all the votes entitled to be cast at the proposed special meeting, signed and dated, by such holders, either manually or in facsimile, and setting forth the purposes for which it is to be held.  Provided, however, that the Board has the discretion to require that the issues for which a special meeting is demanded by shareholders holding fifty percent (50%) of the votes entitled to be cast at the proposed special meeting be considered instead at the next annual meeting if the demand for the special meeting is made within 180 days of the next annual meeting.  If a purpose of a special meeting is to elect directors to the Board, the nomination (which shall be conducted at the special meeting) of persons for election to the Board of Directors shall be considered an integral part of the purpose of electing directors at the special meeting.

Section 3.  Place of Meeting.  The Board may designate any place, either within or without the state of incorporation, as the place of meeting for any annual or special meeting.  If no designation is made, the place of meeting shall be the registered office of the Corporation in the state of incorporation.

Section 4.  Notice of Meeting.  Written notice, stating the place, day and hour of the meeting shall be delivered, only by the Corporation, no fewer than ten (10) and no more than sixty (60) days before the meeting date.  A notice of a special meeting, if demanded by the holders of at least fifty percent (50%) of all the votes entitled to be cast at the special meeting, shall state the purpose or purposes for which that meeting is called, and that notice shall be delivered, only by the Corporation, and then only if the requirements of Section 13 have been satisfied, not more than sixty (60) days before the special meeting date.  Additionally, the period of time between the Corporation’s receipt of a special meeting demand, and the sending of notice thereof (if the requirements of Section 13 have been satisfied), shall be sufficient to allow the proper operation of Section 13.  If an annual or special meeting is adjourned to a different time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided however, notice of the adjourned meeting shall be given to persons who are shareholders as of any new record date that is fixed with respect to the adjournment.

Except for a shareholder proposal which has been properly brought before an annual or special meeting pursuant to Section 13, no matter which is not within the purposes or purposes specifically described in the notice of a meeting of shareholders, whether an annual or a special meeting, shall be conducted at the meeting, nor shall any action be taken by the shareholders on any other matter unless it is specifically described as a purpose in the notice for the meeting.

Section 5.  Fixing of Record Date.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, entitled to demand a special shareholders' meeting, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board may fix in advance a date (the "Record Date") for any such determination of shareholders, which date shall be not more than 60 days prior to the date on which the particular action requiring such determination of shareholders is to be taken.  If no Record Date is fixed by the Board, the Record Date for any such purpose shall be ten days before the date of such meeting or action.  The Record Date determined for the purpose of ascertaining the shareholders entitled to notice of or to vote at a meeting may not be less than ten days prior to the meeting.

When a Record Date has been determined for the purpose of a meeting, the determination shall apply to any adjournment thereof, except the original record date shall only be effective with respect to an adjournment or adjournments held within one hundred twenty (120) days after the date fixed at the original meeting.

Section 6.  Quorum.

(a)         A majority of the votes entitled to be cast on a matter represented in person or by proxy shall constitute a quorum at a meeting of shareholders with respect to such matters.  If less than a quorum of the outstanding shares are represented at a meeting, such meeting may be adjourned without further notice for a period which may be determined at the time such meeting is adjourned.  At such adjourned meeting, at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting.  Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting, and for any adjournment of that meeting unless a new record date is or shall be set for that adjourned meeting.

(b)         Shareholders present or represented by proxy at an annual or special meeting at which a quorum is not present may take only the following actions:

(i)  Ratify or reject the independent auditors selected by the Board.

(ii)  With the consent of the officer presiding at the meeting, receive or hear any reports on the affairs of the Corporation that may be presented.

(iii)  Within the constraints of the time allowed on the agenda, ask questions concerning the affairs of the Corporation of any officer or Board member present.

(iv)  Adjourn or recess the meeting to allow time to assemble a quorum, but the shareholders may not adjourn or recess to a different city and the total of all the adjournments and recesses may not exceed two business days without the consent of the Board.

(v)  If a quorum is not present, the shareholders may adjourn the meeting without an appointed date for resumption, provided the motion to adjourn without an appointed date for resumption shall not be in order until at least two hours have passed since the time specified for the start of the meeting and the time at which the meeting was called to order.

(c)         If an annual meeting is adjourned without an appointed date for resumption without achieving a quorum, the requirement of the Wyoming Business Corporation Act section 17-16-701 (or its successor provision) shall have been satisfied.  The Board may call a second annual meeting to take the place of the one adjourned without a quorum, but the Board is not obligated to do so.

(d)         If a special meeting is adjourned without an appointed date for resumption without achieving a quorum, or without achieving the quorum necessary to consider completely the purpose or purposes for which the meeting was called, the Board may call another special meeting, but is not obligated to do so.  The remedy of a shareholder aggrieved by a failure of the Board to call another special meeting shall be to follow the procedures necessary to demand that a new special meeting be called.

(e)         If different quorums are required for different purposes at a meeting, the absence of a quorum on one purpose shall not affect the ability of the shareholders at the meeting to act on other purposes where a quorum is present.

Section 7.  Voting of Shares.  Each outstanding share of common stock entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

Section 8.  Proxies.  At all meetings of shareholders, a shareholder may vote by proxy executed, either manually or in facsimile, by the shareholder or by his duly authorized attorney-in-fact.  Such appointment of a proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting.  No appointment of a proxy shall be valid after 11 months from the date of its execution, unless a longer period is expressly provided in the appointment form.  Appointments of proxies shall be in such form as shall be required by the Board and as set forth in the notice of meeting and/or proxy or information statement concerning such meeting.  The proxies named in the Corporation’s proxy statement shall have discretionary authority to vote at all meetings of shareholders as provided Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as that rule is currently in effect or as it subsequently may be amended or superseded.

Section 9.  Voting of Shares by Certain Holders.  Shares standing in the name of another corporation may be voted by agent or proxy as the bylaws of such corporation may prescribe or, in the absence of such provision, as the Board of Directors of such corporation may determine as evidenced by a duly certified copy of either the bylaws or corporate resolution.

Neither treasury shares, shares of its own stock held by the Corporation in a fiduciary capacity nor shares held by another corporation, if the majority of the shares entitled to vote for the election of directors of such other corporation is held by the Corporation (except to the extent permitted by the articles of incorporation and Wyoming law), shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time.

Shares held by an administrator, executor, guardian or conservator may be voted by such fiduciary, either in person or by proxy, without a transfer of such shares into the name of such fiduciary.  Shares standing in the name of a trustee may be voted by such trustee, either in person or by proxy, but no trustee shall be entitled to vote shares held by a trustee without a transfer of the shares into such trust.

Shares standing in the name of a receiver may be voted by such receiver and shares held by or under the control of a receiver may be voted by such receiver, without the transfer thereof into the name of such receiver if authority so to do is contained in an appropriate order of the court by which the receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred on the books of the Corporation into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Section 10.  Cumulative Voting.  Cumulative voting shall be permitted in the election of directors, unless otherwise provided by the Articles and the laws of the state of incorporation.

Section 11.  Inspectors and Shareholder Lists.

Inspectors.  The Board may, in advance of any meeting of shareholders, appoint one or more inspectors to act at such meeting or any adjournment thereof.  If the inspectors shall not be so appointed or if any of them shall fail to appear or act, the chairman of the meeting may appoint inspectors.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability.  The inspectors shall determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result and do such acts as are proper to conduct the election or vote with fairness to all shareholders.  On request of the chairman of the meeting or any shareholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them.

Shareholder Lists.

(a)         Access to the list of shareholders shall be restricted to a period beginning two days after the date of the notice of the shareholders’ meeting for which the list was prepared, or 10 days before the date of the meeting, whichever is less.

(b) The Board may deny to shareholders the right to copy the list of shareholders before the meeting, provided that:

(i)
Arrangements are made for an independent firm to provide to shareholders any information any shareholder wants to send them relative to the matters to be considered at the meeting, provided the shareholder pays for the mailing and provides the material in a timely fashion; and

(ii)	The list is made available at the shareholder’s expense to any shareholder at or after the meeting who is bringing a legal challenge to the right of any other shareholder to vote at the meeting; and

(iii)
The list is available for inspection (but not copying) as provided by (a) above,  \and at the meeting.  The making of handwritten copies by the shareholder or his attorney of the names and addresses of individual shareholders shall not be construed as copying within the meaning of subsection (a).

(c)         The Board may take any other steps it deems reasonable or necessary to prevent the use of its shareholder lists for purposes not related to issues under consideration at a shareholder meeting.

Section 12.  Nominations for Election as Directors.  Any shareholder of record for an annual or special meeting of shareholders at which directors are to be elected may request (with sufficient ownership as required by Section 2) that one or more persons be nominated, at the annual or special meeting, for election as directors at such meeting, in opposition to the slate of candidates for which management will solicit proxies, and the Board of Directors shall nominate such candidate(s) at the meeting, and include such candidate(s) in the Corporation’s proxy statement, but only if each of the following conditions has been satisfied:

(i)         the shareholder complies with all the provisions of Rule 14a-8 promulgated under the Exchange Act, as that rule is in currently in effect or as it subsequently may be amended or superseded;

(ii)         at least 150 calendar days before the date for the meeting of the Corporation’s shareholders, the requesting shareholder requests, in writing, that the Nominating Committee of the Board of Directors consider an individual for inclusion as a director nominee in the proxy statement for the subject meeting, and provide to the Corporation (a) as to each person whom the shareholder proposes to nominate for election as a director, (1) all information required by the Corporation’s Nominating Committee Charter (as in effect at March 7, 2008, or as it may subsequently be amended, which Charter is attached to these Bylaws and incorporated herein by reference); (2) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and (3) whether and the extent  to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person with respect to stock of the Corporation and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person or to increase or decrease the voting power or pecuniary or economic interest of such person with respect to stock of the Corporation; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (c) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from other shareholders in support of such nomination;

(iii)                 the Nominating Committee, acting pursuant to the Nominating Committee Charter, recommends that the full Board of Directors consider including the individual in the Corporation’s proxy statement for the upcoming meeting;

(iv) the full Board of Directors, by majority vote, determines (subject to requirement (v) following), that the proposed individual(s) shall be nominated at the meeting for election as directors and included in the Corporation’s proxy statement; and

(v) the full Board of Directors, by majority vote, determines that such inclusion is not prohibited by the Corporation’s Articles of Incorporation, other provisions of these Bylaws in effect from time to time, or Wyoming law.

This Section 12 shall not apply to installation by the Board of Directors of a director to fill a vacancy on the Board.

Section 13.  Advance Notice Requirement for Shareholder Proposals.  In addition to the requirements of Section 12, for any matter to be considered as a proper purpose for consideration by the shareholders at an annual or special meeting, which is not specifically stated as a purpose in the Corporation’s notice of the meeting (such other matter referred to in this section as an “Additional Purpose”), each of the conditions set forth below must be satisfied.  For purposes of this Section 13 (and Article II in general), a proposal to nominate persons for election to the Board, if such persons are not to be included in the Corporation’s proxy statement as a result of the procedures set forth in Article 12, shall be deemed to constitute an Additional Purpose.

The following conditions also shall apply to any motion which the requesting shareholder intends to make from the floor of the meeting to nominate a person for election to the Board, where such person has not been included as a director candidate in the Corporation’s notice of the meeting (including any person so included by the Board by proper operation of Section 12 above).

(i)         At least 90 calendar days before the date for the meeting of the Corporation’s shareholders, the requesting shareholder shall give written notice to the Secretary of the Corporation, providing:

(a)	a brief description of the Additional Purpose which the shareholder wishes to present to the meeting;

(b)	the reason why the Additional Purpose is sought to be presented at the meeting;

(c)	a statement of any material interest which the requesting shareholder or its beneficial owners have in the Additional Purpose;

(d)
as to the requesting shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal to nominate or another proposal is made, a statement of (1) the requesting shareholder’s and such beneficial owner’s name and address, (2) the number of shares of the Corporation owned of record or beneficially by the requesting shareholder and such beneficial owner, (3) the name of each nominee holder of shares owned beneficially but not of record by the requesting shareholder and the number of shares of stock held by each such nominee holder, and (4) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the requesting shareholder with respect to stock of the Corporation and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of the requesting shareholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such shareholder or to increase or decrease the voting power or pecuniary or economic interest of the requesting shareholder with respect to stock of the Corporation;

(e)
a description of all agreements, arrangements or understandings between the requesting shareholder and any other person or persons (including their names) in connection with the proposal of the Additional Purpose;

(f)
a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from other shareholders in support of such nomination; and

(g)	the text of any amendment to the Articles of Incorporation of the Corporation, or these Bylaws, which would be part of the Additional Purpose.

(ii)                 The foregoing notice requirements shall be deemed satisfied by a requesting shareholder only if the requesting shareholder has notified the Corporation of his or her intention to present the proposal (whether brought pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise) at an annual or special meeting, and such requesting shareholder’s proposal has been included in either (a) a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting; or (b) a requesting shareholder’s proxy statement that contains, or has been preceded by, a notice of special meeting (which notice of special meeting can only be given by the Corporation, pursuant to Section 4).

(iii) Notwithstanding a requesting shareholder’s compliance with the provisions of paragraph (i) above, an Additional Purpose shall not be deemed properly presented to the meeting if the full Board of Directors, by majority vote, determines that allowing the Additional Purpose to be considered by the shareholders at the meeting would be prohibited by the Corporation’s Articles of Incorporation, other provisions of these Bylaws then in effect, Wyoming law, or the Federal securities laws.

Section 14.  Reimbursement of Expenses of Successful Proxy Contest  The Corporation shall reimburse the actual, reasonable and bona fide expenses of proxy solicitation incurred by any person who is successful in soliciting proxies in opposition to a solicitation made on behalf of management after approval of such reimbursement by shareholders holding at least a majority of the stock of the Corporation outstanding.  For the purposes of this paragraph, a person is "successful" in soliciting proxies in opposition to management (1) with respect to a proposal for election of directors if such person elects a majority of the class of directors elected at the meeting; (2) with respect to opposition to a proposal submitted by management if more proxies were voted against such management proposal than were voted for such proposal; and (3) with respect to a shareholder proposal opposed by management if such proposal is approved by the requisite shareholder vote.  Except as provided in this paragraph, the Corporation shall not reimburse any expenses of any person soliciting proxies in opposition to a solicitation made on behalf of management of the Corporation.